EXHIBIT 10.5

EMPLOYMENT AGREEMENT

     This Employment Agreement is made on this 19th day of January 2007 between ELITE FX, INC. ("Employer") and Richard W. McGee ("Employee").

     WHEREAS, Employer is actively engaged in the business of a manufacturing and distributing of non-alcoholic beverages; and,

     WHEREAS, Employer wishes to continue employing Employee and Employee wishes to continue to be employed pursuant to the terms of this Employment Agreement.

     WHEREAS, if and when Employer's securities become registered or exchanged for securities registered with the Securities and Exchange Commission ("SEC"), it may be required to form a compensation committee (the "Compensation Committee"), which may in many cases determine any changes to Employee's compensation. In such instance, the relevant references to Employer herein shall be deemed to be references to Compensation Committee.

     NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Employment Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

Article 1
Employment of Employee

     Employer agrees to employ Employee, and Employee accepts employment with Employer, on and subject to the terms and conditions set forth in this Employment Agreement.

Article 2
Duties of Employee

     Section 2.1. Position and Duties. Employer agrees to employ Employee to act as Vice President - Marketing for Employer. Employee shall be responsible for performing the following duties: executive management and other duties typically performed by persons employed in a similar capacity. Employer reserves the right from time to time to change the nature of Employee's duties and job title; provided, however, Employee's duties and job title shall always be of an executive nature.

     Section 2.2. Time Devoted to Work. Employee agrees to devote Employee's entire business time, attention, and energies to the business of Employer in accordance with Employer's instructions and directions and shall not be engaged in any other business activity, whether or not the activity is pursued for gain, profit, or other pecuniary advantage, during the term of this Employment Agreement without Employer's prior written consent.

Article 3
Place of Employment

     Employee shall be based at Employer's principal office at 140 NE 4th Avenue, Suite C, Delray Beach, FL 33483, excluding reasonable travel commensurate with Employee's position and duties.

Article 4
Compensation of Employee

     Section 4.1. Base Salary. For all services rendered by Employee under this Employment Agreement, Employer agrees to pay Employee an annual base salary of $100,000, which shall be payable to Employee in such installments, but not less frequently than monthly, as are consistent with Employee's practice for its other Employees. Employee's base salary will be increased to $120,000, upon Employer receiving $2.5 million in hard money financing. Subsequent to the aforementioned increase, Employee's base salary shall be reviewed at least once a year by Employer.

     Section 4.2. Incentive Compensation. In addition to the base salary, Employee shall be entitled to receive incentive compensation according to a pre-established bonus plan specific for the Employee, as determined by Employer.

     Section 4.3. Reimbursement for Business Expenses. Employer shall promptly pay or reimburse Employee for all reasonable business expenses incurred by Employee in performing Employee's duties and obligations under this Employment Agreement, but only if Employee properly accounts for expenses in accordance with Employer's policies.

     Section 4.4. Stock Options and Other Stock Awards. The Employee shall be eligible for stock option grants and other stock awards pursuant to the Company's 2006 Incentive Stock Plan, and any successor plan thereto (the "Incentive Stock Plan") and all rules of regulation of the Securities and Exchange Commission applicable to stock option plans then in effect. The number of Stock Options and terms and conditions of the Stock Options shall be determined by the Employer's Board of Directors or the Compensation Committee, if formed.

Article 5
Vacations and Other Paid Absences

     Section 5.1. Vacation Days. Employee shall be entitled to 20 days paid vacation each calendar year during the term of this Employment Agreement. All vacation is accrued during the calendar year of work, should Employee not take all vacation days in any calendar year, no days will be carried over to the next year. If the agreement is terminated during a calendar year, any accrued and not taken vacation will be paid at the base salary rate, any vacation taken but previously not earned will not be deducted from any amount due to the Employee.

     Section 5.2. Holidays. Employee shall be entitled to the same paid holidays as authorized by Employer for its other Employees.

Section 5.3. Sick Days and Personal Absence Days. Employee shall be entitled to the same number of paid sick days and personal absence days authorized by Employer for its other Employees.

Article 6
Life Insurance

     Employer may, in its sole discretion, maintain in effect during the term of Employee's employment a life insurance policy on the life of Employee in such amount as Employer shall in its sole discretion decide to maintain during the term of this Employment Agreement. Any proceeds payable under the policy shall be paid to the beneficiary or beneficiaries designated in writing from time to time by Employee.

Article 7
Fringe Benefits

     Section 7.1. Employer Employee Benefit Plans. Employee shall be entitled to participate in and receive benefits from all of Employer's Employee benefit plans that currently are maintained by Employer for its Employees. Employee shall be entitled to participate in and receive benefits under any retirement plan, profit-sharing plan, or other Employee benefit plan that Employer establishes for the benefit of its Employees after the date of this Employment Agreement. No amounts paid to Employee from an Employee benefit plan shall count as compensation due Employee as base salary or incentive compensation. Nothing in this Employment Agreement shall prohibit Employer from modifying or terminating any of its Employee benefit plans in a manner that does not discriminate between Employee and other Employees of Employer.

Article 8
Disability

     Section 8.1. Termination Because of a Disability. Except as may otherwise be required or prohibited by state or federal law, if because of illness or injury Employee becomes unable to work full time for Employer for more than sixty (60) days in any twelve month period (excluding vacation days and holidays), Employer may, in its sole discretion at any time after the accumulation of such time terminate Employee's employment upon written notice to Employee.

     Section 8.2. Compensation During Periods of Disability.

     (a) Employee shall continue to receive Employee's base salary and incentive compensation while Employee is unable to work full time, until the earlier of: (i) the accumulation of sixty (60) days of disability in any 12 month period; (ii) the date Employee begins receiving disability insurance benefits equal to Employee base salary and incentive compensation; or (iii) the date Employee terminates Employee's employment with Employer because Employee's health becomes so impaired that continued performance of Employee's duties under this Employment Agreement would be hazardous to Employee's physical or mental health.

     (b) While Employee is unable to work full time because of illness or injury and through the full term of this Employment Agreement, including extensions, Employer shall maintain for Employee's benefit all Employee benefit plans in which Employee was participating at the time Employee was replaced. If Employee is barred from participating in any Employee benefit plan because of Employee's disability, Employer shall pay Employee an amount equal to what Employer would have contributed on Employee's behalf to the Employee benefit plan if Employee's participation had not been barred.

     Section 8.3. Disability Insurance. Employer may, in its sole discretion, purchase and maintain disability insurance in force for the benefit of Employee throughout the term of this Employment Agreement, including extensions. The policy shall provide that if Employer fails to make a premium payment, Employee shall have the right in Employee's sole discretion to advance such funds as may be required to maintain the policy in force and shall thereafter be entitled to recover amounts paid from Employer.

Article 9
Termination of Employment

     Section 9.1. Term of Employment. Employee's employment shall commence on the date of execution by Employer and shall continue for three (3) years ("end-of-employment date"), unless extended or terminated sooner, as provided by this article of the Employment Agreement. However, no compensation or benefits described hereunder shall be due or payable unless and until the closing of Employer's merger with Vector Ventures Corp. Should Employer's merger with Vector Ventures Corp. fail to close on or before May 3, 2007, all provisions other than those contained in Article 10 shall automatically terminate and become null and void retroactive to its commencement and Employer shall not be obligated to pay Employee any compensation or benefits stated herein or continue the same thereafter.

     Section 9.2. Extension of Employment. On the end-of-employment date and every two (2) years thereafter, Employee's employment with Employer automatically shall be extended for an additional two (2) years unless, at least ninety (90) days prior to the end-of-employment date, or successive two (2) year anniversary thereof, Employer or Employee delivers to the other a written notice that Employee's employment with Employer is not to be extended, in which event Employer shall pay Employee pursuant to Section 9.8.

     Section 9.3. Termination at Employee's Death. Employee's employment with Employer shall terminate at Employee's death.

     Section 9.4. Termination by Employee. Employee may, but is not obligated to, terminate this Employment Agreement at any time under the following circumstances:

     (a) There is a change in control of Employer, excluding the planned merger with Vector Ventures Corp. For purposes of this Agreement, the term "Change in Control" shall mean:

           (i) Approval by Employer's shareholders of (x) a reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, with respect to which persons who were Employer's shareholders immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities, in substantially the same proportions as their ownership immediately prior to such reorganization, merger, consolidation or other transaction, or (y) Employer's liquidation or dissolution or (z) the sale of all or substantially all of Employer's assets (unless such reorganization, merger, consolidation or other corporate transaction, liquidation, dissolution or sale is subsequently abandoned);

           (ii) Individuals who, as of the date of this Agreement, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date of this Agreement whose election, or nomination for election by Employer's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of Employer's directors, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

    (b) Employee is assigned duties that are significantly different than those described in this Employment Agreement, or duties assigned Employee by this Employment Agreement are eliminated or transferred to someone else.

     (c) Employee is removed from any of the positions described in Section 2.1 of this Employment Agreement (other than by Employer for cause).

     (d) Employee's fringe benefits or other compensation are materially reduced.

     (e) Employer fails to have a successor assume this Employment Agreement.

     (f) Employer becomes insolvent or files a bankruptcy petition.

     Section 9.5. Termination by Employer.

     (a) Termination for Cause. Employer may terminate Employee's employment for cause.

     (b) For purposes of this Agreement, the term "Cause" shall mean (i) an action or omission of the Employee which constitutes a willful and material breach of, or failure or refusal (other than by reason of his disability) to perform his duties under, this Agreement which is not cured within fifteen (15) days after receipt by the Employee of written notice of same, (ii) fraud, embezzlement, misappropriation of funds or breach of trust in connection with his services hereunder, (iii) conviction of any crime which involves dishonesty or a breach of trust, or (iv) gross negligence in connection with the performance of the Employee's duties hereunder, which is not cured within fifteen (15) days after written receipt by the Employee of written notice of same, or (v) Employee violates Article 10 or Article 11 of this Employment Agreement.

     Section 9.6. Notice of Termination. Any termination of Employee's employment by Employer or Employee must be communicated to the other party by a written notice of termination. The notice must specify the provision of this Employment Agreement authorizing the termination and must set forth in reasonable detail the facts and circumstances providing the basis for termination of Employee's employment. The Employee shall have the right to address the Board regarding the acts set forth in the notice of termination.

     Section 9.7. Date Termination Is Effective. If Employee's employment terminates because this Employment Agreement expires, then Employee's employment will be considered to have terminated on that expiration date. If Employee's employment terminates because of Employee's death, then Employee's employment will be considered to have terminated on the date of Employee's death. If Employee's employment is terminated by Employee, then Employee's employment will be considered to have terminated on the date that notice of termination is given. If Employee's employment is terminated by Employer for cause, then Employee's employment will be considered to have terminated on the date specified by the notice of termination. If, within thirty (30) days after a notice of termination is given, the party receiving the notice notifies the other party that there is a dispute concerning the termination, then Employee's employment will not be considered to have terminated, and Employer shall continue to compensate Employee pursuant to this Employment Agreement, until the dispute is ended by a written agreement between the parties or a final judgment, order, or decree of a court of competent jurisdiction. A judgment, order, or decree of a court of competent jurisdiction will be considered final only if the time for appealing the decision has expired and no notice of appeal has been filed.

     Section 9.8. Compensation Following Termination.

     (a) If Employee's employment is terminated by Employer for cause, or by Employee other than pursuant to Section 9.4, Employer shall pay Employee/Employee's then current base salary through the date employment is terminated, and Employer shall have no further obligations to Employee under this Employment Agreement.

     (b) If Employee's employment is terminated by Employer other than for cause, or by Employee pursuant Section 9.4, Employer shall pay Employee Employee's then current base salary through the date employment is terminated and any legal fees and expenses incurred by Employee to enforce Employee's rights under this Employment Agreement. In addition, Employer shall pay Employee as liquidated damages an amount equal to the sum of Employee's then current annual base salary plus the annualized amount of incentive compensation paid to Employee within the last year before the date Employee's employment was terminated, multiplied by the number of full and partial years remaining in the term of this Employment Agreement.

Article 10
Confidential Information

     Section 10.1. Confidential Information Defined. "Confidential Information" as used in this Employment Agreement shall mean any and all technical and non-technical information belonging to, or in the possession of, Employer or its officers, directors, Employees, affiliates, subsidiaries, clients, vendors, or Employees, including without limitation, patent, trade secret, and proprietary information; techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, source codes, object codes, software programs, software source documents, and formulae related to Employer's business or any other current, future and/or proposed business, product or service contemplated by Employer; and includes, without limitation, all information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing, manufacturing, customer lists, vendor lists, business forecasts, sales and merchandising, and marketing plans or similar information.

     Section 10.2 Disclosures. Employee agrees that it shall, at no time during or after termination of this Employment Agreement, directly or indirectly make use of, disseminate, or in any way disclose Confidential Information to any person, firm or business, except to the extent necessary for performance of this Employment Agreement. Employee agrees that it shall disclose Confidential Information only to Employer's other Employees who need to know such information and who have previously agreed to be bound by the terms and conditions of a substantially similar confidentiality provision and shall be liable for damages for the intentional or negligent disclosure of Confidential Information. Employee's obligations with respect to any portion of Confidential Information shall terminate only when Employee has documented to Employer that (a) such information was lawfully in the public domain at the time it was communicated to Employee by Employer; or (b) the communication was in response to a valid order by a court of competent jurisdiction or was necessary to establish the rights of Employer under this Employment Agreement.

     Section 10.3. Survival. This Article 10 shall survive any termination of this Agreement and all extended periods.

Article 11
Noncompetition Agreement

     Section 11.1. Agreement Not To Compete. For two (2) years after Employee's employment with Employer terminates, including employment following the termination of this Employment Agreement, Employee agrees not to directly or indirectly own, manage, control, or operate; serve as an officer, director, partner, employee or consultant of; have any direct or indirect financial interest in; or assist in any way; any person or entity that competes with any business conducted by Employer or any of Employer's affiliates or subsidiaries in any geographic region in which Employer conducts business.

     Section 11.2. Competitive Businesses. For purposes of this Article 11, a competitive business shall be any person or entity directly or indirectly engaged in the manufacturing, import,

      export, sale or distribution of non-alcoholic beverages.

     Section 11.3. Ownership of Public Corporation No Violation. Employee will not be considered to have violated this provision merely because Employee owns no more than five percent (5%) of the stock of any publicly held corporation.

     Section 11.4. Survival. This Article 11 shall survive any termination of this Agreement and all extended periods.

     Section 11.5. Extension of Agreement Not To Compete. At Employer's discretion, the Employer can cause Employee to extend the period of the agreement not to compete by paying in advance the Employee 30% of the Employee's last annual base salary and bonuses per year of extension. The Employer can cause the extension for a total of 3 annual periods.

Article 12
Notices

     Any notice given under this Employment Agreement to either party shall be made in writing. Notices shall be deemed given when delivered by hand or when mailed by registered or certified mail, return receipt requested, postage prepaid, and addressed to the party at the address set forth below.

Employee's address:    Richard W. McGee
                                  636 N University Dr
                                  Plantation, FL 33324

Employer's address:     Elite FX, Inc.
                                   140 NE 4th Avenue, Suite C
                                   Delray Beach, FL 33483

Each party may designate a different address for receiving notices by giving written notice of the different address to the other party. The written notice of the different address will be deemed given when it is received by the other party.

Article 13
Binding Agreement

     Section 13.1. Employer's Successors.

     (a) The rights and obligations of Employer under this Employment Agreement shall inure to the benefit of and shall be binding in all respects upon the successors and assigns of Employer.

     (b) Employer shall require any direct or indirect successor (by purchase, merger, consolidation, or otherwise) of all or substantially all of Employer's stock, business and/or assets to expressly agree to assume Employer's obligations under this Employment Agreement and perform them in the same manner and to the same extent as Employer would have been required to do if no succession had occurred. The agreement must be in a form and substance satisfactory to Employee.

     (c) If Employer fails to obtain such an agreement before the effective date of the succession, Employer's failure will be considered a breach of this Employment Agreement, and Employee shall be entitled to the immediate payment of the amount of money that Employee would have been entitled to if Employer had terminated Employee's employment other than for cause in accordance with the terms of Section 9.8(c) of this Employment Agreement, calculated as though Employee's employment had terminated on the effective date of the succession. However, Employer's failure to obtain such agreement shall not affect said successor's obligations pursuant to paragraph 13.1(a) above.

     Section 13.2. Employee's Successors. This Employment Agreement shall inure to the benefit and be enforceable by and upon Employee's personal representatives, legatees, and heirs. If Employee dies while amounts are still owed, such amounts shall be paid to Employee's legatees or, if no such person or persons have been designated, to Employee's estate.

Article 14
Waivers

     The waiver by either party of a breach of any provision of this Employment Agreement shall not operate or be construed as a waiver of any subsequent breach.

Article 15
Entire Agreement

     Section 15.1. No Other Agreements. This instrument contains the entire agreement of the parties. The parties have not made any agreements or representations, oral or otherwise, express or implied, pertaining to the subject matter of this Employment Agreement other than those specifically included in this Employment Agreement.

     Section 15.2. Prior Agreements. This Employment Agreement supersedes any prior agreements pertaining to or connected with or arising in any manner out of the employment of Employee by Employer. All such prior agreements are terminated and are of no force or effect whatsoever.

Article 16
Amendment of Agreement

     No change or modification of this Employment Agreement shall be valid unless it is in writing and signed by the party against whom the change or modification is sought to be enforced. No change or modification by Employer shall be effective unless it is approved by Employer's Board of Directors and signed by an officer specifically authorized to sign such documents.

Article 17
Severability of Provisions

     If any provision of this Employment Agreement is invalidated or held unenforceable, the invalidity or unenforceability of that provision or provisions shall be deemed modified or severed only to the minimum extent necessary to make said provision(s) valid and enforceable while maintaining the intent of said provision(s). No such modification shall affect the validity or enforceability of any other provision of this Employment Agreement.

Article 18
Assignment of Agreement

      Employer shall not assign this Employment Agreement without Employee's prior written consent, but failure to obtain such consent shall not affect said assignee's obligations pursuant to paragraph 13.1(a) above, which consent will not be unreasonably withheld.

Article 19
Governing Law, Venue & Attorneys Fees

      All questions regarding the validity and interpretation of this Employment Agreement shall be governed by and construed and enforced in all respects in accordance with the laws of the State of Florida. Venue for any action arising in any manner out of the Employee's employment, this Employment Agreement, or any of the terms contained herein shall be the Federal and or State courts located in Palm Beach County, Florida, regardless of where this Employment Agreement is to be performed. In the event either party engages legal counsel to enforce any provision contained in this Employment Agreement, the prevailing party shall be entitled to all reasonable attorneys fees, investigative expenses, costs, and court costs, whether or not a suit is actually filed, but including all levels of appeal.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement in duplicate on the date and year first above written.

EMPLOYEE:

/s/  Richard W. McGee

                                                                                                                        ______________________________________
                                                                                                                        Richard W. McGee

EMPLOYER:

ELITE FX, INC.

     /s/ Stephen C. Haley

By: ___________________________________
      Stephen C. Haley, Chief Executive Officer